Exhibit 16

January 13, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam,

     We were previously the principal accountants for HEI, Inc. and, under the date of January 12, 2005, we reported on the consolidated financial statements of HEI, Inc. as of and for the fiscal years ended August 31, 2004 and 2003. On October 1, 2004, we informed HEI, Inc. that we declined to stand for re-election and that the client-auditor relationship with KPMG LLP will cease upon completion of our audit of HEI, Inc.’s consolidated financial statements as of and for the fiscal year ended August 31, 2004, and the filing of its Annual Report on Form 10-K for the fiscal year ended August 31, 2004. We have read the statements of HEI, Inc. that are included in Item 9 of its Annual Report on Form 10-K, and we are in agreement with the statements contained therein concerning our firm except that we are not in a position to agree or disagree with the statements in the last two sentences of paragraph 1 or with the statements made in paragraph 4 of Item 9 of such Annual Report on Form 10-K.

Very truly yours,

/s/ KPMG LLP